EXHIBIT 99

General Environmental Management, Inc. CEO

Provides Corporate Update

IRVINE, CA - (September 20, 2010) - CEO Timothy J. Koziol of General Environmental Management Inc. (GEM) (OTCBB: GEVIE), announced an update to provide current and prospective shareholders with a status report of GEM's previously announced revised business model to expand from an environmental services only company to include wastewater treatment and waste-to-energy components.

Mr. Koziol stated, “The past twenty-four months have been a challenge for GEM and the management team.  During the transition from 2009 to 2010, GEM Management changed direction and the company’s vision from an environmental services only company to a business strategy which included wastewater treatment and waste-to-energy interests.”

“GEM’s Board of Directors and management believed that profitability could be achieved in non-hazardous wastewater treatment rather than an environmental services only enterprise.  Water Treatment stands as the 3rd largest industry behind power generation and oil and gas.  According to the US Bureau of Labor Statistics, the water and wastewater industry experienced 4%, 2%, and 8% growth in the 1990, 2001, and 2007 recessions respectively. Based on the board's decision, we entered into an agreement to acquire Southern California Waste Water (SCWW),  an enterprise with a foundation in a fixed based treatment and water disposal facility.  The management team also pursued additional growth opportunities in the waste-to-energy sector as previously announced, executed Letters of Intent with Cake Energy and B-ESG.  We believed both wastewater treatment and waste-to-energy opportunities could provide strong returns and build shareholder value.”

“However these opportunities did not materialize into operating entities for GEM as GEM was unable to procure the financing required to complete our acquisition of SCWW, nor did the financing for both Cake Energy and B-ESG materialize because of the economic realities facing the marketplace today.  GEM Management sought multiple financing options, but due to the tight capital markets and the perceived risk of the ventures; we were unable to garner the resources to complete the acquisition of these opportunities.”

"As a result of being unable to raise the capital to finance the projects, management pursued opportunities to license waste-to-energy, water treatment and alternative energy technologies from the Institute Technology Research Institute (ITRI), a Taiwan-based, government funded research and development organization.   Once again, these were perceived viable opportunities; however, GEM was unable to obtain the capital necessary to execute on an operating plan.”

“Currently GEM does not have any operating entities; however Management continues to constructively pursue opportunities, and has expanded its options beyond the waste-to-energy and waste water treatment businesses. We will provide a further update as  substantive developments occur.”

“As I’m sure all of our shareholders are aware, these economic times have changed the business landscape across our country, and we have been dramatically impacted by the economic downturn as well.  We worked diligently to build a base business, grew revenues to more than $30 million annually and were poised for a bright future before the economy collapsed in late 2008.  Our team could not have worked any harder, been more resourceful or exerted more thoughtful and intelligent effort to maximize the value of GEM.”

“With limited resources, the company is unable to continue to bear the costs associated with being a fully reporting public company and has elected to become a non-reporting company.  This will require a transition from the OTC Bulletin Board exchange and a new symbol for trading, to a quotation on the Pink Sheet markets.  We believe this is the first step in creating an opportunity to restructure the company properly and to continue working towards a plan to redevelop shareholder value.”

"In conclusion, we had high expectations for the development of wastewater treatment and waste-to-energy opportunities in 2010 and 2011.  It has been extremely disappointing to fail to obtain the capital required to pursue potentially exciting and viable business strategies for the benefit of our shareholders.  In the next few weeks, the management team will be pursuing a transition team to work on the aforementioned restructuring of the company and to continue to pursue business strategies that can restore value to our company.”

About General Environmental Management, Inc.

General Environmental Management, Inc. (www.go-gem.com) is headquartered in Irvine, CA.

FORWARD-LOOKING STATEMENTS

This press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or development that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company's actual results to differ materially from those implied or expressed by the forward-looking statements. The Company assumes no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.

QualityStocks, Scottsdale
Astra Thomas, 480-374-1336
Astra@QualityStocks.net
www.QualityStocks.net